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                                                                     Exhibit F-6

December 9, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549


                                            Re: Conectiv
                                                SEC File No. 70-9095

Dear Sir or Madam:

          I have acted as counsel to Conectiv, a Delaware corporation ("Conectiv"), in connection with Post-Effective Amendments Nos. 7, 8 and 9 to the Application/Declaration on Form U-1 (File No. 70-9095) (the "Amendments") filed with the Securities and Exchange Commission ("Commission") jointly by Conectiv, by two subsidiaries which are operating utility companies (Delmarva Power & Light Company ("DPL") and Atlantic City Electric Company ("ACE")) and various non-utility subsidiaries named therein ("Nonutility Subsidiaries"), including King Street Assurance, Ltd. ("KSA") (each an "Applicant" and collectively the "Applicants") and previously amended by Pre-Effective Amendments Nos. 1 through 3 and Post-Effective Amendments Nos. 1 through 6 (as so amended, the "Application").

          By these Amendments, Applicants request the following:

1) An extension to March 31, 2003, of the authorization period ("Authorization Period") for various authorities previously granted in an Order dated February 26, 1998 (HCAR No. 26833), as supplemented by Orders dated August 21, 1998 (HCAR No. 26907), September 28, 1998 (HCAR No. 26921), October 21,
     1998 (HCAR No. 26930), and November 13, 1998 (HCAR No. 26941) (the
     "Financing Orders"), (1)


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(1) Authorizations contained in the Financing Orders which are requested to be extended but not amended include: 1) Conectiv's authorization to issue up to 10 million shares of Common Stock pursuant to employee benefit plans and the Conectiv Dividend Reinvestment Plan; 2) Conectiv's authority to issue up to $500 million of Common Stock less any long-term debt issued (since Conectiv has issued $250 million of long-term debt, authorization remains only to issue up to an additional $250 million aggregate value of common stock subject to further decrease for any future long-term debt issued); 3) Conectiv's, DPL's and ACE's authority to enter into, perform, purchase and sell financial instruments intended to manage the volatility of interest rates; 4) Conectiv's authority to issue other securities subject to a reservation of jurisdiction over the additional types of securities pending completion of the record; 5) DPL's authority to issue up to $275 million of short-term debt and DPL's and
ACE's authority to issue securities which are not exempt subject to a reservation of jurisdiction over these additional types of
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2)   Relief from the consolidated common stock equity to consolidated total capitalization ratio standard that is a condition to all financing,

3) An increase in short-term debt authorized from $800 million to $1.3 billion,

4) Removal of the limitation on borrowings from the system money pool by Nonutility Subsidiaries,

5)   An increase in long-term debt subject to a reservation of jurisdiction,

6)   An increase in permissible investments in exempt wholesale generators, and

7)   Participation by KSA in the system money pool.

     In Post-Effective Amendment No. 9, Conectiv requests that the Commission reserve jurisdiction over items 5 through 7 pending completion of the record. Items 1 through 4 shall be herein referred to as the "Proposed Transactions."

     I am a member of the bar of the State of Delaware, the state in which DPL and certain of the Nonutility Subsidiaries are incorporated or qualified to do business. I am also a member of the bar of the Commonwealth of Virginia, a state in which DPL is also incorporated and in which certain of the Nonutility Subsidiaries are authorized to do business. I am not a member of the bars of the States of New Jersey (in which ACE is incorporated) or Maryland or the Commonwealth of Pennsylvania, states in which certain of the Nonutility Subsidiaries are incorporated or qualified to do business. I do not hold myself out as an expert in the laws of any state other than Delaware or Virginia, although I have consulted and will consult with counsel to Conectiv who are experts, in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by Conectiv who are members of the bars of the States of Maryland and New Jersey and the Commonwealth of Pennsylvania.

     In connection with this opinion, I, or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such


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securities pending completion of the record; 6) Nonutility Subsidiaries'
authority to issue securities which are not exempt subject to a reservation of jurisdiction over the issuance of additional types and amounts of securities that are not exempt under Rule 52 (b) pending completion of the record; 7) Conectiv's authority to enter into guarantees or otherwise provide credit support with respect to the obligations of subsidiaries in an amount not to exceed $350 million except to the extent exempt under Rule 45 under the Act and Nonutility Subsidiaries' authority to provide credit support to each other, in an aggregate amount not to exceed $100 million; 8) Nonutility Subsidiaries' (wholly-owned) authority to change authorized capital stock and to issue dividends out of capital without further authorization of the Commission; 9) Conectiv's, DPL's and ACE's authority to organize new corporations, trusts, partnerships or other entities for the purpose of facilitating financings.





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records of Conectiv and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I or they have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have relied, when relevant facts were not independently established, upon statements contained in the Application.

          The opinions expressed below in respect of the proposed issuance of securities are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     (a) The issuance of securities shall have been duly authorized and approved to the extent required by the governing documents of Conectiv and applicable state laws by the Board of Directors of Conectiv and any consideration to be received in exchange for issuance of the securities as provided in such resolutions shall have been received and the securities properly executed and issued as provided in said resolutions.

     (b) The Commission shall have duly entered an appropriate order or orders granting and permitting the Application, as amended by the Amendments, to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with Application as amended by the Amendments.

     (c) If any Conectiv securities are issued in a public offering, registration statements shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of the securities shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (d) Conectiv shall have obtained all consents, waivers and releases, if any, required for the issuance of long-term debt under all applicable governing documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

          Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application as amended by the Amendments:




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     1.   All state laws applicable to the Proposed Transaction will have been complied with; however, I express no opinion as to the need to comply with state blue-sky laws.

     2. Conectiv is and each Applicant other than Conectiv issuing securities including securities issued to the money pool will, at the time of such issuance or sale, be validly organized and duly existing under the laws of the jurisdiction in which the Conectiv or such Applicant is domiciled.

     3. Any short-term debt security issued by Conectiv and any debt security issued by an Applicant to the money pool or otherwise will be a valid and binding obligation of the issuer in accordance with its terms, except to the extent such enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors; rights generally or (ii) by applicable principles of equity (regardless of whether such principles are applied in a proceeding at law or in equity).

     4. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Application.


                                     Very truly yours,






                                     Peter F. Clark




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